Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Tom Shaw, CFA
Under Armour, Inc.
Tel: 410.843.7676
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927
FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS FOURTH QUARTER NET REVENUES GROWTH OF 31% AND FULL YEAR NET REVENUES GROWTH OF 28%

•	Fourth Quarter Net Revenues Increased 31% to $1.17 Billion; Full Year Net Revenues Increased 28% to $3.96 Billion

•	Fourth Quarter Diluted EPS Increased 19% to $0.48; Full Year Diluted EPS Increased 11% to $1.05, Inclusive of a $0.10 Dilutive Impact of the Connected Fitness Acquisitions

•	Updates 2016 Net Revenues Outlook to Approximately $4.95 Billion (+25%)

•	Updates 2016 Operating Income Outlook to Approximately $503 Million (+23%)

Baltimore, MD (January 28, 2016) - Under Armour, Inc. (NYSE: UA) today announced financial results for the fourth quarter ended December 31, 2015. Net revenues increased 31% in the fourth quarter of 2015 to $1.17 billion compared with net revenues of $895 million in the prior year's period. On a currency neutral basis, net revenues increased 33% compared with the prior year's period. Operating income increased 21% in the fourth quarter of 2015 to $178 million compared with $146 million in the prior year's period. Net income increased 21% in the fourth quarter of 2015 to $106 million compared with $88 million in the prior year's period and diluted earnings per share for the fourth quarter of 2015 were $0.48 compared with $0.40 per share in the prior year's period.

Fourth quarter apparel net revenues increased 22% to $865 million compared with $708 million in the same period of the prior year, led by growth in training, running, golf and basketball. Fourth quarter footwear net revenues increased 95% to $167 million from $86 million in the prior year's period, primarily reflecting the success of the Curry signature basketball line and expanded running offerings. Fourth quarter accessories net revenues increased 23% to $97 million from $79 million in the prior year's period, driven primarily by new introductions across the bags category. Direct-to-Consumer net revenues, which represented 36% of total net revenues for the fourth quarter, grew 25% year-over-year. International net revenues, which represented 12% of total net revenues for the fourth quarter, grew 70% year-over-year, or 85% on a currency neutral basis.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, "Our core business remains incredibly strong and our 31% net revenue growth in the fourth quarter is clear evidence of the continued expansion in the breadth and depth of our Brand. We delivered our 25th consecutive quarter of more than 20% net revenues growth in our largest product category of apparel. Moreover, we continued to diversify our product offering and geographic reach, driving significant market share gains in key strategic areas like basketball footwear, while better meeting the needs of the global athlete with investments in our global Brand House stores and e-commerce sites helping drive 70% growth in international. With our continued investments across people, systems, and digital, we are confident in our ability to build upon this tremendous momentum, reinforcing our belief that we are just getting started in becoming the next great global brand."

Gross margin for the fourth quarter of 2015 was 48.0% compared with 49.9% in the prior year's period, primarily reflecting negative impacts of approximately 90 basis points from sales mix, specifically from strong footwear growth, approximately 80 basis points from the continued strength of the U.S. Dollar, and approximately 30 basis points from higher liquidations. Selling, general and administrative expenses as a percentage of net revenues were 32.8% in the fourth quarter of 2015 compared with 33.6% in the prior year's period, primarily reflecting the planned timing of marketing expenses and lower incentive compensation expenses.

Review of Full Year Operating Results
For the full year 2015, net revenues increased 28% to $3.96 billion compared with $3.08 billion in the prior year and compared with the Company’s prior outlook of $3.91 billion. Operating income grew 15% to $409 million in 2015 compared with $354 million in the prior year and compared with the Company’s prior outlook of $408 million. Total costs of the Company's two Connected Fitness acquisitions completed in the first quarter, comprised of operating losses, one-time transactions costs, and non-cash amortization charges of the intangible assets generated from the acquisitions, were $23 million for 2015. Diluted earnings per share for 2015 increased 11% to $1.05 compared with $0.95 per share in the prior year, inclusive of a $0.10 dilutive impact of the Connected Fitness acquisitions.

Apparel net revenues increased 22% to $2.80 billion compared with $2.29 billion in the prior year, led by growth in golf, running and team sports. Footwear net revenues increased 57% to $678 million during 2015 compared to $431 million in 2014, reflecting expanded offerings in running and basketball. Accessories net revenues increased 26% to $347 million during 2015 compared to $275 million in 2014. Direct-to-Consumer net revenues, which represented 30% of total net revenues for 2015, grew 27% over the prior year. International net revenues, which represented 11% of total net revenues for 2015, grew 69% year-over-year, or 84% on a currency neutral basis.

Gross margin for 2015 was 48.1% compared with 49.0% in 2014, primarily reflecting a negative 70 basis point impact from the continued strength of the U.S. Dollar. Selling, general and administrative expenses as a percentage of net revenues were 37.8% for 2015 compared with 37.5% for 2014, primarily reflecting broad-based investments to support global growth initiatives.

Balance Sheet Highlights
Cash and cash equivalents decreased 78% to $130 million at December 31, 2015 compared with $593 million at December 31, 2014. Inventory at December 31, 2015 increased 46% to $783 million compared with $537 million at December 31, 2014. Total debt increased to $669 million at December 31, 2015 compared with $284 million at December 31, 2014, primarily reflecting borrowing to fund the two Connected Fitness acquisitions.

Updated 2016 Outlook
Based on current visibility, the Company expects 2016 net revenues of approximately $4.95 billion, representing growth of 25% over 2015 and 2016 operating income of approximately $503 million, representing growth of 23% over 2015, in line with the financial targets outlined at the Company's September 2015 Investor Day. Below the operating line, the Company expects interest expense of approximately $35 million, an effective full year tax rate of approximately 38.5%, and fully diluted weighted average shares outstanding of approximately 223 million for 2016.

Mr. Plank added, "In 2016 we celebrate our 20th year in business. We started by redefining the sports apparel industry through performance fabrics and today we are raising the bar for what athletes expect across all of their health & fitness needs. Our footwear business, driven by the outstanding success of our signature Curry basketball line, will deliver new iterations of signature product across premium price points and distribution throughout the year. Our momentum in footwear extends across categories, including elevated running styles where we are doubling our offerings priced above $100 including the launch of our first smart shoe, SpeedForm Gemini 2 RE, and SpeedForm Slingshot, made with a 3D knitting process to deliver incredible fit and feel. In apparel, we will continue to lead with purposeful innovation through the debut of two new HeatGear® apparel cooling technologies, Microthread and CoolSwitch, while also launching a proprietary ColdGear® insulation story called Reactor."

"In Connected Fitness, we ended 2015 with nearly 160 million unique registered users across our platform that logged nearly 8 billion foods and 2 billion activities during the year. Earlier this month at the Consumer Electronics Show, we unveiled the new UA Record, the digital dashboard app for your health & fitness, and a suite of new products led by Under Armour HealthBox, the world's first complete Connected Fitness system. Working seamlessly together, these products create the framework for all athletes to measure their health & fitness. Now with a more complete picture of our consumer, we are establishing our data-driven math house that will provide us with real-time information to make better decisions and build even better products. More importantly, it will provide deeper insights, recommendations, and personalized content to empower consumers to live healthier lives."

Mr. Plank concluded, "The Under Armour brand has built tremendous equity over the past 20 years and our financial results are a reflection of that strength. Quarter after quarter, year after year, we continue to post meaningful growth across our core businesses with significant opportunity to grow as we diversify both our product portfolio and our geographic reach. From shirts and shoes to your connected life, Under Armour will continue to be a leader in innovation to make all athletes better and redefine expectations for what a sports brand should be."

Conference Call and Webcast
The Company will provide additional commentary regarding its fourth quarter and year end results as well as its updated 2016 outlook during its earnings conference call today, January 28th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

Non-GAAP Financial Information
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”).  However, this press release refers to certain “currency neutral” financial information, which is a non-GAAP financial measure.  The Company provides a reconciliation of this non-GAAP measure to the most directly comparable financial measure calculated in accordance with GAAP.  See the end of this press release for this reconciliation.

Currency neutral financial information is calculated to exclude foreign exchange impact.  Management believes this information is useful to investors to facilitate a comparison of the Company's results of operations period-over-period.  This non-GAAP financial measure should not be considered in isolation and should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.  In addition, the Company's non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.
Under Armour (NYSE: UA), the originator of performance footwear, apparel and equipment, revolutionized how athletes across the world dress. Designed to make all athletes better, the brand's innovative products are sold worldwide to athletes at all levels. The Under Armour Connected Fitness™ platform powers the world’s largest digital health and fitness community through a suite of applications: UA Record, MapMyFitness, Endomondo and MyFitnessPal. The Under Armour global headquarters is in Baltimore, Maryland. For further information, please visit the Company's website at www.uabiz.com.

Forward Looking Statements
Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new product, the implementation of our marketing and branding strategies, and the future benefits and opportunities from acquisitions. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,”  “potential” or the negative of these terms or other comparable terminology.  The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex global business; our ability to successfully manage or realize expected results from acquisitions and other significant investments or capital expenditures; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of our products; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner, including due to port disruptions; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to effectively market and maintain a positive brand image; our ability to comply with trade and other regulations; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption in such systems or technology; risks related to data security or privacy breaches; our ability to raise additional capital required to grow our business on terms acceptable to us; our potential exposure to litigation and other proceedings; and our ability to attract and retain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2015 and 2014
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended December 31,				Year Ended December 31,
	2015	% of Net Revenues	2014	% of Net Revenues	2015	% of Net Revenues	2014	% of Net Revenues
Net revenues	$1,170,686	100.0%	$895,201	100.0%	$3,963,313	100.0%	$3,084,370	100.0%
Cost of goods sold	609,016	52.0%	448,937	50.1%	2,057,766	51.9%	1,572,164	51.0%
Gross profit	561,670	48.0%	446,264	49.9%	1,905,547	48.1%	1,512,206	49.0%
Selling, general and administrative expenses	384,088	32.8%	299,965	33.6%	1,497,000	37.8%	1,158,251	37.5%
Income from operations	177,582	15.2%	146,299	16.3%	408,547	10.3%	353,955	11.5%
Interest expense, net	(4,056)	(0.4)%	(1,727)	(0.2)%	(14,628)	(0.4)%	(5,335)	(0.2)%
Other expense, net	(2,196)	(0.2)%	(2,428)	(0.2)%	(7,234)	(0.2)%	(6,410)	(0.2)%
Income before income taxes	171,330	14.6%	142,144	15.9%	386,685	9.7%	342,210	11.1%
Provision for income taxes	65,727	5.6%	54,435	6.1%	154,112	3.8%	134,168	4.4%
Net income	$105,603	9.0%	$87,709	9.8%	$232,573	5.9%	$208,042	6.7%
Net income available per common share
Basic	$0.49		$0.41		$1.08		$0.98
Diluted	$0.48		$0.40		$1.05		$0.95
Weighted average common shares outstanding
Basic	215,948		213,795		215,498		213,227
Diluted	221,307		219,745		220,868		219,380

Under Armour, Inc.
For the Quarter and Year Ended December 31, 2015 and 2014
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
Apparel	$864,841	$707,686	22.2%	$2,801,062	$2,291,520	22.2%
Footwear	166,880	85,810	94.5%	677,744	430,987	57.3%
Accessories	97,130	78,990	23.0%	346,885	275,409	26.0%
Total net sales	1,128,851	872,486	29.4%	3,825,691	2,997,916	27.6%
Licensing revenues	24,852	17,429	42.6%	84,207	67,229	25.3%
Connected Fitness	16,983	5,286	221.3%	53,415	19,225	177.8%
Total net revenues	$1,170,686	$895,201	30.8%	$3,963,313	$3,084,370	28.5%
NET REVENUES BY SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
North America	$1,015,009	$808,233	25.6%	$3,455,737	$2,796,374	23.6%
Other foreign countries	138,694	81,682	69.8%	454,161	268,771	69.0%
Connected Fitness	16,983	5,286	221.3%	53,415	19,225	177.8%
Total net revenues	$1,170,686	$895,201	30.8%	$3,963,313	$3,084,370	28.5%
OPERATING INCOME BY SEGMENT

	Quarter Ended December 31,			Year Ended December 31,
	2015	2014	% Change	2015	2014	% Change
North America	$188,418	$152,769	23.3%	$460,961	$379,814	21.4%
Other foreign countries	2,761	(1,280)	315.7%	8,887	(5,190)	271.2%
Connected Fitness	(13,597)	(5,190)	(162.0)%	(61,301)	(20,669)	(196.6)%
Total operating income	$177,582	$146,299	21.4%	$408,547	$353,955	15.4%

Under Armour, Inc.
As of December 31, 2015 and December 31, 2014
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 12/31/15	As of 12/31/14
Assets
Cash and cash equivalents	$129,852	$593,175
Accounts receivable, net	433,638	279,835
Inventories	783,031	536,714
Prepaid expenses and other current assets	152,242	87,177
Deferred income taxes	—	52,498
Total current assets	1,498,763	1,549,399
Property and equipment, net	538,531	305,564
Goodwill	585,181	123,256
Intangible assets, net	75,686	26,230
Deferred income taxes	92,157	33,570
Other long term assets	78,582	57,064
Total assets	$2,868,900	$2,095,083
Liabilities and Stockholders’ Equity
Accounts payable	$200,460	$210,432
Accrued expenses	192,935	147,681
Current maturities of long term debt	42,000	28,951
Other current liabilities	43,415	34,563
Total current liabilities	478,810	421,627
Long term debt, net of current maturities	352,000	255,250
Revolving credit facility, long term	275,000	—
Other long term liabilities	94,868	67,906
Total liabilities	1,200,678	744,783
Total stockholders’ equity	1,668,222	1,350,300
Total liabilities and stockholders’ equity	$2,868,900	$2,095,083

Under Armour, Inc.
For the Year Ended December 31, 2015 and 2014
(Unaudited; in thousands)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2015	2014
Cash flows from operating activities
Net income	$232,573	$208,042
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	100,940	72,093
Unrealized foreign currency exchange rate losses	33,359	11,739
Loss on disposal of property and equipment	549	261
Stock-based compensation	60,376	50,812
Deferred income taxes	(4,426)	(17,584)
Changes in reserves and allowances	40,391	31,350
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(191,876)	(101,057)
Inventories	(278,524)	(84,658)
Prepaid expenses and other assets	(76,476)	(33,345)
Accounts payable	(22,583)	49,137
Accrued expenses and other liabilities	64,126	28,856
Income taxes payable and receivable	(2,533)	3,387
Net cash provided by (used in) operating activities	(44,104)	219,033
Cash flows from investing activities
Purchases of property and equipment	(298,928)	(140,528)
Purchase of businesses, net of cash acquired	(539,460)	(10,924)
Purchases of available-for-sale securities	(103,144)	—
Sales of available-for-sale securities	96,610	—
Purchases of other assets	(2,553)	(860)
Net cash used in investing activities	(847,475)	(152,312)
Cash flows from financing activities
Proceeds from revolving credit facility	500,000	—
Payments on revolving credit facility	(225,000)	(100,000)
Proceeds from term loan	150,000	250,000
Payments on term loan	(36,250)	(13,750)
Payments on long term debt	(3,952)	(4,972)
Excess tax benefits from stock-based compensation arrangements	45,917	36,965
Proceeds from exercise of stock options and other stock issuances	10,310	15,776
Payments of debt financing costs	(947)	(1,713)
Net cash provided by financing activities	440,078	182,306
Effect of exchange rate changes on cash and cash equivalents	(11,822)	(3,341)
Net increase (decrease) in cash and cash equivalents	(463,323)	245,686
Cash and cash equivalents
Beginning of period	593,175	347,489
End of period	$129,852	$593,175

Non-cash investing and financing activities
Increase in accrual for property and equipment	$17,758	$4,922
Property and equipment acquired under build-to-suit leases	5,631	—
Non-cash acquisition of business	—	11,233

Under Armour, Inc.
(Unaudited)
The table below presents the reconciliation of non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH RECONCILIATION

	December 31, 2015
Total Net Revenue	Quarter Ended	Year Ended
Currency neutral net revenue growth - Non-GAAP	33.1%	30.8%
Foreign exchange impact	(2.3)%	(2.3)%
Net revenue growth - GAAP	30.8%	28.5%

North America
Currency neutral net revenue growth - Non-GAAP	26.8%	24.7%
Foreign exchange impact	(1.1)%	(1.1)%
Net revenue growth - GAAP	25.7%	23.6%

Other foreign countries
Currency neutral net revenue growth - Non-GAAP	84.9%	84.2%
Foreign exchange impact	(15.1)%	(15.2)%
Net revenue growth - GAAP	69.8%	69.0%
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	As of December 31,
	2015	2014
Factory House	143	125
Brand House	10	5
North America total doors	153	130

Factory House	18	8
Brand House	20	8
Other foreign countries total doors	38	16

Factory House	161	133
Brand House	30	13
Total doors	191	146